Exhibit 10.1

CONFIDENTIAL SEVERANCE AND GENERAL RELEASE AGREEMENT

THIS CONFIDENTIAL SEVERANCE AND GENERAL RELEASE AGREEMENT (“Agreement”) is made effective as of the date set forth below by and between SMTC Corporation (the “Company”) and Roger Dunfield (“Employee”) (collectively, the “Parties”) with reference to the following:

WHEREAS, Employee was notified that Employee’s services with the Company were separated effective May 2, 2018 (the “Separation Date”);

WHEREAS, the Company has agreed to pay Employee certain payment, as outlined herein, to which Employee is not otherwise entitled in exchange for execution of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, Employee and Company agree as follows:

1.     Cessation of Services: Employee’s separation with the Company is effective May 1, 2018. Employee represents that, except as set forth herein, Employee has been paid all amounts owed to Employee by the Company, including wages, compensation, bonuses and vacation pay.

2.     Payment:

(a)     In consideration of Employee entering into this Agreement, the Company agrees to pay Employee the total the gross amount of One Hundred Fifteen Thousand and Eight-Hundred Seventy-Five dollars ($115,875.00), less applicable withholdings (the “Severance Payment”). The Severance Payment will be paid to Employee, following signing of this Agreement, over a six (6) month period (less applicable legal deductions), payable ratably in accordance with the regular payroll practices of the Company; provided Employee has not revoked this Agreement, as outlined below in Paragraph 4, below.

(b)     As of the Separation Date, Employee’s unvested equity awards will terminate. As of the Separation Date, Employee holds outstanding vested options granted on May 15, 2017 and vested as to 67,186 shares (the vested portion of the 2017 option grant, the “2017 Option”). Pursuant to its terms, the 2017 Option is not exercisable, and no shares may be sold thereunder, for 180 days following vesting of the 2017 Option on March 2, 2018 (the “Exercise and Sale Limitation”). Subject to effectiveness and non-revocation of this Agreement, the Board of Directors of the Company has approved waiver of the Exercise and Sale Limitation for the 2017 Option. Accordingly, options held by Employee will remain exercisable, to the extent vested, for three months after the Separation Date, after which time any unexercised portions will terminate and cease to be exercisable. Employee understands and agrees that he has no other vested options to purchase Company stock or other rights to acquire securities of the Company. Exercise of the options otherwise will be subject to the terms and conditions of the Company’s 2010 Incentive Plan and the Notice of Option Grant and Stock Option Agreement evidencing each option.

3.     General Release: For and in consideration of the Severance Payment and waiver of the Exercise and Sale Limitation for the 2017 Option described above in Paragraph 2 to which Employee is not otherwise entitled, and other good and valuable consideration:

(a)     Employee hereby voluntarily, knowingly and willingly releases, acquits and forever discharges the Company (including, without limitation the Company’s affiliated entities), including, without limitation, all of their former, current and future agents, managers, employees, officers, directors, shareholders, investors, joint venturers, attorneys, representatives, predecessors, successors, assigns, owners and servants from any and all claims, costs or expenses of any kind or nature whatsoever, whether known or unknown, foreseen or unforeseen, including without limitation, any contract claims or any claims under the Americans with Disabilities Act, Title VII of the Civil Rights Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Constitution, or under common law, which against any or all of them Employee ever had, now has or hereinafter may have, up to and including the date of Employee’s execution of this Agreement, including, without limitation, those arising out of or in any way related to Employee’s rendition of services to the Company or the separation of his employment from the Company.

(b)     It is a condition hereof, and it is Employee’s intention in the execution of the General Release in subparagraph 3(a), above, that the same shall be effective as a bar to each and every claim specified above, and in furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred upon him by Section 1542 of the California Civil Code which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the Release, which if known by him or her must have materially affected his or her settlement with the debtor.

4.     Time to Consider Agreement: Employee understands (i) Employee has a period of twenty-one (21) days to consider this Agreement before signing it and any changes made in the terms of this Agreement, whether material or not, will not restart the running of this 21-day period; and (ii) Employee has a right to revoke this Agreement within seven (7) days after signing it, and that this Agreement, will not become effective or enforceable until this revocation period has expired. Employee further understands that a revocation notice must be in writing and received by the Company before the end of the revocation period.

5.     Confidentiality: Absent prior express written approval and permission of Company, Employee will keep confidential and not make public or reveal to any person or entity any information regarding the terms or existence of this Agreement, including, without limitation, the payment Employee is receiving under it. This confidentiality proscription shall not apply to Employee providing any such information to Employee’s immediate family, attorney, accountant, tax consultant and/or the duly designated taxing authorities of the United States of America and/or the State of California or unless otherwise compelled to disclose such information by law. Nothing in this Agreement shall prohibit Employee from seeking and obtaining a whistleblower award from a government agency, as provided for, protected under or warranted by applicable law, including Section 21F of the Securities Exchange Act.

6.     Confidential Information: In the course of Employee’s rendition of services to the Company, Employee had access to confidential and proprietary information of the Company including, without limitation, records, data, marketing information, pricing information, financial information, billing and revenue information, client lists and information, information regarding vendors and suppliers, production processes, research and development and other trade secrets of Company (“Confidential Information”). Employee agrees he shall not directly or indirectly disclose Confidential Information to any person or entity or use any Confidential Information in any way. This Paragraph 6 shall supplement any previously executed nondisclosure and confidentiality agreements executed between Employee and the Company. Employee may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(a)     Employee agrees that for a period of one (1) year from the date of execution of this Agreement by Employee, Employee will not solicit the employment of any person who is employed by the Company (as an employee or consultant), on behalf of Employee or in connection with any other person, firm, corporation, association or other entity, directly or indirectly.

(b)     Employee acknowledges and agrees that Employee possesses valuable Confidential Information of the Company, including exposure to key customers and potential customers of the Company. Employee therefore agrees for a period of one (1) year from the execution of this Agreement by Employee, Employee will not, directly or indirectly, solicit any customers of the Company or cause such customer to reduce, cease or not to do business with the Company.

(c)      Employee will not (a) make any false, misleading or disparaging representations or statements with regard to the Company, its officers, directors, employees, advisors and consultants, or the products or services of the Company to any third party or (b) make any statement to any third party that may impair or otherwise adversely affect the goodwill or reputation of the Company.

7.     Breach or Misrepresentation: In the event of any breach by Employee of any provision of this Agreement, including, without limitation, Paragraphs 5 or 6 above, Company shall be entitled to seek a decree of specific performance against Employee. Such remedy, however, shall be cumulative and non-exclusive and shall be in addition to any other remedy to which Company may be entitled.

8.     Miscellaneous:

(a)     Employee represents and warrants that Employee has not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation or entity any claim or other matter released by this Agreement. Employee agrees to indemnify Company and anyone else released by this Agreement and hold them harmless against any claims, costs or expenses, including, without limitation, attorneys’ fees actually paid or incurred, arising out of, related to or in any manner whatsoever connected with any such transfer of assignment or purported to claimed transfer or assignment.

(b)     With the exception of any previously executed confidentiality and nondisclosure/no solicitation agreements, which shall supplement this Agreement, this Agreement sets forth the entire agreement between Employee and Company and fully supersedes any and all prior agreements or understanding between them pertaining to the subject matter of this Agreement. It may not be altered, modified, amended or changed, in whole or in part, except in writing executed by Employee and Company.

(c)     Should any provision or term or part of a provision or term, of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, provision or terms shall not be affected thereby and said illegal or invalid part, provision or term shall not be deemed to be a part of this Agreement.

(d)     This Agreement shall be governed by the laws of the State of California.

(e)     Nothing contained in this Agreement nor shall the fact that the parties sign this Agreement be considered as an admission of any type by either party.

(f)     Employee acknowledges that: (i) Employee has been advised to seek legal counsel as to execution of this Agreement; (ii) Employee fully understands the terms of this Agreement including, without limitation, the significance and consequences of the General Release in Paragraph 3, above; (iii) Employee is executing this Agreement in exchange for consideration in addition to anything of value to which Employee is already entitled; and (iv) Employee is fully satisfied with the terms of this Agreement and is executing this Agreement voluntarily, knowingly and willingly and without duress.

(g)     Employee agrees to waive the right to receive future monetary recovery directly from Employer, including Employer payments that result from any complaints or charges that Employee files with any governmental agency or that are filed on Employee’s behalf.

(h)     Employee acknowledges and reaffirms Employee’s obligation, in accordance with Company policy to return any and all Company property immediately upon termination of his employment and as a condition to entitlement to the Severance Payment and Additional Severance Payment.

(i)     This Agreement may be executed in counterparts. A photocopy, facsimile or “pdf” of any signature to this Agreement shall be equal and valid as the original.

IN WITNESS HEREOF, this Confidential Severance and General Release Agreement is entered into and executed by the parties on the date set forth below.

SMTC Corporation (“Company”)	(“Employee”)

By: Edward Smith	Print Name: Roger Dunfield

Title: President and Chief Executive Officer	Signature: /s/ Roger Dunfield_________________

Signature: /s/ Edward Smith__________________

Dated: May 2, 2018	Dated: May 2, 2018